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                                                    July 20, 1993







Alliance World Dollar Government Fund II, Inc.
1345 Avenue of the Americas
New York, NY  10105

Gentlemen:

    In connection with our purchase of 7,200 shares of Common Stock of Alliance World Dollar Government Fund II, Inc., for an aggregate cash consideration of one hundred thousand four hundred forty dollars ($100,440.00), this will confirm that we are buying such shares for investment for our own account only, and not with a view to reselling or otherwise distributing them.

                        Very truy yours,


                        Alliance Capital Management L.P.


                        By  Alliance Capital Management
                             Corporation, its General Partner


                        By: /s/ David H. Dievler
                             ______________________________
                             David H. Dievler
                             Senior Vice President



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